Exhibit 21.1

AFRICAN AGRICLUTURE, INC.

LIST OF SUBSIDIARIES AS OF

March 25, 2022

Subsidiary	State or Jurisdiction Under Which Organized

Agro-Industries	Cayman Islands
La Fermes de la Teranga	Senegal
African Agriculture, Niger	Niger